Exhibit 3.12

CERTIFICATE OF INCORPORATION

OF

HUGHES CANADA, INC.

1. The name of the corporation is: HUGHES CANADA, INC.

2. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle; and the name of its registered agent for service of process in the State of Delaware at such address is Corporation Service Company.

3. The nature of the business or purposes to be conducted or promoted is: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is: one thousand shares (1,000) and the par value of each of such shares is: $0.01.

5. The name and mailing address of the incorporator is as follow:

NAME	MAILING ADDRESS
Glenn Adams	200 S. Orange Avenue, Suite 2600
Orlando, Florida 32801

6. The corporation is to have perpetual existence.

7. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 23rd day of August, 2004.

/s/ Glenn A. Adams
Glenn A. Adams, Incorporator